                                                                   Exhibit 10.14


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                             TELESERVICES AGREEMENT

         THIS AGREEMENT, (the "Teleservices Agreement"), is made this 1st day of May, 2004, by and between E-commerce Support Centers, Inc. d/b/a Market Central, Inc., organized and existing under the laws of the State of North Carolina and having its principal place of business at 1650A Gum Branch Road Jacksonville, North Carolina 28540 ("Market Central") and SmartBargains.com, LP, organized and existing under the laws of the State of Delaware having its principal place of business at 10 Milk Street Boston, MA 02108 (hereinafter referred to as the "Customer or SB").

                                    RECITALS

     1. Market Central is in the business of, among other things, providing various services including but not limited to contact center and customer services to customers;

     2. The Customer wishes to use Market Central's services ("Services") for its customers/clients.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein the parties agree to the following:

1.   SERVICES. Market Central's methodology for the program will be as follows:

     A.  Inbound Customer Service Program

         Helpdesk Services

         Market Central will provide dedicated and pooled customer service representatives to Customer as needed to support any forecasts provided by SB. Market Central will provide customer service support for Customer's products and services. Market Central will provide services to SB and its various marketing channels and affiliates (collectively, "SB") via email response, web chat, and inbound 800 services and other services as mutually agreed. The support provided hereunder will be in accordance with the service levels set forth in the Statement of Work attached as Exhibit A and include but is not limited to:

                  o ORDER MANAGEMENT (INCLUDING, BUT NOT LIMITED TO, ORDER PLACEMENT AND ORDER INQUIRY)

                  o        SHIPMENT TRACKING

                  o        BILLING INFORMATION AND RECONCILIATION

                  o        PRODUCT KNOWLEDGE ASSISTANCE

                  o        COMPLAINT RESOLUTION

                  o CONTACT CENTER SERVICES (INCLUDING, BUT NOT LIMITED TO, INBOUND PHONE, EMAIL, ESCALATION PROCEDURES, AND RETURNS)

         More specifically, customer service representatives ("CSR's") directly handle issues that include, but are not limited to:

                  o PRE-SALE AND POST-SALE INQUIRIES FROM SB'S CUSTOMERS VIA PHONE, EMAIL CHAT, FAX OR POSTAL SERVICE

                  o        ORDER PLACEMENT

                  o        ORDER STATUS INQUIRY

                  o        SHIPMENT TRACKING ISSUES

                  o        COMPLAINTS

                  o        POLICY INQUIRY

                  o        RESOLVING INCORRECT/DAMAGES/DEFECTIVE ORDER ISSUES

                  o        SATISFACTION RESOLUTIONS

                  o        ESCALATIONS

                  o        CUSTOMER CREDITS AND CLAIMS

         The goals of dedicated Project Manager and Escalation Managers are to ensure a steady and uninterrupted flow of communication between operations and SB. Client services' primary functions include, but are not limited to:

                  o        MAINTAINING THE STATUS OF ESCALATIONS

                  o        LOST ORDERS

                  o        CUSTOMER FOLLOW-UPS

                  o        CUSTOMER CARE ISSUES

         All contacts received by Market Central will be immediately entered into a trouble ticket or CRM application for tracking. Unless otherwise agreed to by both parties, all services will be provided in Jacksonville, NC.

         Customer shall be entitled to have certain of its employees on site at the operating office of Market Central (the "Site Employees"), and such employees will have access to all Market Central customer inquiry and call management support systems, including, but not limited to, e-mail systems, contact management systems, queue management (Custom View) and workforce management systems. Market Central shall provide the Site Employees with reasonable furnishings, connectivity access (such as telephone lines, internet, WMS and data connectivity), lighting and heat/air conditioning and such other office needs as are generally made available to Market Central's employees.

         Customer may immediately remove any dedicated or pooled CSR, supervisor or manager from its account.

         Customer shall provide Market Central with access to its OMS system, which identifies all SB's customers, account numbers, billing information and any other pertinent customer information. Market Central will provide services to all SB's customers on an account-by-account basis. Customer will provide Market Central a comprehensive listing of all FAQ's, including company and product background.

         The pooled and dedicated CSR's will receive monitoring sessions from their supervisors, the Quality Assurance Department, and the Customer. The monitoring sessions are used primarily as a measuring device to track the performance of the representatives. They are also used as a developmental tool to enhance our customer service representatives in order to provide the best service to SB.

         Market Central will be responsible for hiring, training, and maintaining the CSR base, provided, however, that Market Central will obtain the approval of SB prior to hiring any dedicated CSR's for SB's account. Prior to any dedicated CSR being appointed to SB's account, Market Central shall obtain the approval of SB that such CSR has successfully completed the training needed to be a dedicated CSR. Market Central will also ensure that all CSR's are up to date on policy changes and procedures that are consistent with SB's values through bi-monthly ongoing training provided at Market Central's cost.

B.       Scripting

         Unless otherwise agreed to in writing, scripting will be provided by Market Central. Customer must approve all scripting, and script changes prior to program implementation.

C.       Hours of Operation

         Market Central will provide Services seven days a week, 24 hours a day; or other period as mutually agreed.

D.       Disaster Recovery

         Market Central will comply with the terms of the Disaster Recovery Plan attached to this Agreement as Exhibit B.

E.       Customer Database Access

         Customer will provide Market Central with access to SmartBargains' OMS System through SB's CSR website. Market Central will provide Customer with direct and remote access to Market Central's support systems, including, but not limited to, contact management applications, queue management applications, e-mail management applications. Customer's Site Employees shall have access to workforce management applications. If the parties mutually agree on the terms and pricing, then Customer shall have remote access to workforce management applications. Notwithstanding the foregoing, Customer shall have web reporting available to it at no charge.

F.       Toll Free Number Ownership

         All toll free numbers used by Market Central to provide Services will be the property of SB and held by Market Central for the benefit of Customer. Market Central will be responsible for payment of the invoice on Customer's behalf. If for any reason Customer requires the transfer of any of its toll free numbers, Market Central will immediately make the necessary arrangements with its long distance carrier. The toll free numbers will only be transferred after all outstanding and undisputed invoices have been paid in full.

     G.  Customer Service Manual

         Market Central will comply with the terms of SB's Customer Service Manual, as amended and updated by SB from time to time.

2. PRICING FOR CUSTOMER SERVICE PROGRAM

     A.  Pricing

         The prices shall be as set forth in the attached Statement of work, and shall remain in effect for the Initial Term of the Agreement. Thereafter, any pricing changes shall be as mutually agreed upon between the parties (the "Pricing Period"). During the Pricing Period, the prices in effect for the Initial Term shall remain in effect until such agreement on the pricing changes.

     B.  Audit Rights.

         SB has the right at any time to audit Market Central's books, records, processes, financial information or similar documents at any time at SB's expense. However, if such audit shows that Market Central's books, records, financial information or similar documents are materially misleading or inaccurate then Market Central will pay any and all costs associated with such audit. Further, if the results of the audit indicate that (i) Market Central receives any compensation other than amounts that it is entitled to receive pursuant to the terms of this Agreement, all such compensation shall immediately be paid to SB. Customer and/or its authorized representatives shall have the right upon 48 hours prior written notice to MC, and at Customer's sole expense, to audit MC's internal control processes in order to assist Customer in meeting its obligations under the Sarbanes-Oxley Act or other applicable financial disclosure law.

3. PAYMENT

         Customer will pay Market Central for properly documented Services plus any applicable taxes.

         The weekly cost of services shall be invoiced to Customer upon the completion of a four week period, and every four weeks thereafter. Payment is due net thirty (30) days in arrears from the date of the invoice. Copies of all source documents used to prepare SB's invoice shall be provided with each invoice.

         Market Central will charge a fee for late payment at the lesser of one percent (1%) per month, or the highest rate permitted by law. Failure to remit payment within 30 days after due date shall constitute a default.

         Market Central may assign unpaid delinquent charges to a collection agency for action. In the event Market Central resorts to legal action to recover monies due, Customer agrees to reimburse Market Central for all reasonable expenses incurred to recover such monies.

4. TERM AND TERMINATION

     A. The term of this Agreement shall begin on the date the contract is initiated by the Customer and continue for an initial term of 12 months (the "Initial Term"). This Agreement shall thereafter continue on a yearly (12 month period) basis unless earlier terminated by either party upon ninety (90) days written notice to the other. Notwithstanding the foregoing, in no event shall either party be able to effect a termination during the period of September 1st through January 31st.

     B. After the Initial Term, Market Central reserves the right to terminate its Services to the Customer in the event that Market Central ceases to offer teleservices to third parties upon not less than ninety (90) days advance notice to Customer. Notwithstanding the foregoing, in no event shall Market Central be able to effect a termination during the period of September 1st through January 31st. Market Central undertakes to continue to offer the Services provided in this Agreement for at least twelve months from the effective date of this Agreement.

     C. Customer reserves the right to terminate its obligation to Market Central in the event that Customer ceases to conduct business. The services provided by Market Central are not exclusive. This Agreement does not in any way prohibit Customer from providing these or similar services on its own or through another third party or having these or similar services provided to Customer by another third party.

     D. This Agreement may be terminated by either party with cause upon the commission of a breach of this Agreement which is not cured within thirty (30) days after the breaching party receives notice. In the event that the breaching party does not cure the situation within such thirty (30) days, the non-breaching party has the right to terminate this Agreement with thirty (30) days written notice.

     E. In the event of a termination for any reason, the parties agree to comply with the terms of the transition plan attached to the Statement of Work as Exhibit B.

5. INDEMNIFICATION

     A. Customer shall be liable to, Market Central and its affiliates, officers, directors, employees, and agents for any claim, suit, demand, liability, cause of action, damage or cost (including reasonable attorneys' fees) asserted by any third party and arising out of or relating to breach of Customer's covenants or obligations under this Agreement.

     B. Market Central shall indemnify, hold harmless and defend Customer and its affiliates, directors, officers, employees and agents from and against any claim, suit, demand, liability, cause of action, damage or cost (including reasonable attorneys' fees) asserted by any third party and arising from (i) breach of Market Central's warranties, covenants or obligations under this Agreement, or (ii) the negligence or misconduct of Market Central or its officers, employees or agents in providing the Services hereunder.

     C. Notwithstanding any other provision to the contrary, Market Central is liable for any theft by its employees of any information related to credit card or other similar transactions.

6. CONFIDENTIALITY

         6.1 "CONFIDENTIAL INFORMATION" means confidential or proprietary information concerning the business, products or customers of a party. Without limiting the generality of the foregoing, Confidential Information of SB shall include all information relating to its customers' ordering and purchase of products, including, but not limited to, name, e-mail address, billing address, shipping address, telephone number, credit card number, items ordered and shipped, order and ship dates (collectively, the "Customer Information"), shipping information, return information, customer satisfaction information, quantity and nature of customers, and all information provided directly by its customers in connection with the ordering or purchase of SB's products.

                  (a) Neither SB nor Market Central shall use any Confidential Information of the other party that it may acquire except in connection with its performance of activities under this Agreement. Neither party shall disclose or release any of the disclosing party's Confidential Information except to its contractors, consultants and agents who are acting on such party's behalf and are bound by confidentiality restrictions as to such Confidential Information at least as strict as those set forth herein. In addition, each party shall take any and all necessary precautions to prevent any such disclosure by its respective employees, officers, directors, consultants, contractors or agents.

                  (b) The provisions contained in Section 6.1(a) will not apply to information (i) that is or becomes generally known to the public by means other than a breach of duty on the part of the receiving party, (ii) is known to the receiving party prior to disclosure by the disclosing party, as established by receiving party's written records, (iii) is independently developed by or for the receiving party, as established by the receiving party's written records or (iv) is generally released by the disclosing party without restriction. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not prohibit the receiving party from disclosing Confidential Information of the disclosing party to the extent required in order for the receiving party to comply with applicable laws and regulations, provided that the receiving party provides prior written notice of such required disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

                  (c) The parties acknowledge that any breach or threatened breach of the provisions of Paragraph 6 of this Agreement would cause irreparable harm, and that a remedy at law would be inadequate, and therefore agree that either party shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

         6.2 Customer Information and Privacy Policy. Without limiting the generality of Section 6.1 above, other than in connection with the transactions contemplated by this Agreement, Market Central shall not, directly or indirectly, use or disclose the Customer Information, including, but not limited to: (i) selling or renting any Customer Information; (ii) sending any written communications, including emails, to any Customers, or otherwise soliciting any Customers, (iii) marketing to Customers, and/or (iv) making any use of the Customer Information, either individually or in an aggregate form. Market Central shall comply with the terms of SB's privacy policy as set forth at http://www.smartbargains.com/privacy.asp and made a part hereof, as well as its own published privacy policy.

         6.3 Publicity. The parties agree that no press release or public announcement related to the other party or the relationship between the parties shall be made without the other party's prior written consent. Notwithstanding the foregoing, Customer may disclose Market Central's name to Customer's financial lenders and other third parties as necessary for Customer to facilitate its business and such other information as may be required under applicable law.

         6.4 Ownership of Intellectual Property. Nothing in this Agreement shall be deemed to give either party any ownership interest in any patent, invention, technology, copyright, trademark or other intellectual property right of the other party.

         6.5 Return of Confidential Information. At any time if requested by either party, and, in any event within 48 hours days of any termination date, each party will return to the other party all Confidential Information (in a format designated by the requesting party) of the other party in its possession and will not make or retain any copies of such Confidential Information.

7. REPRESENTATIONS AND WARRANTIES

         MARKET CENTRAL REPRESENTS, WARRANTS AND COVENANTS THAT:

     a. Market Central is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

     b. Market Central's performance of its obligations under this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions or constitute a default under any agreement by which it is bound and that it is not a party to any agreement containing a non-competition clause or other restriction with respect to (i) the activities and services which it is required to perform hereunder, or (ii) the use or disclosure of any information directly or indirectly related to the transactions contemplated by this Agreement.

     c. Market Central has all the appropriate permits, licenses and registrations to provide the Services hereunder.

     d. This Agreement constitutes a legal, valid and binding obligation of Market Central, enforceable against it in accordance with its terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as may be limited by general principles of equity.

8.   ASSIGNMENT

     Neither party may, without the prior written consent of the other party, assign or transfer this Agreement or any obligation incurred hereunder, except that Customer upon written notice to Market Central may assign this Agreement to any affiliated entity, or to a successor entity upon the merger, reorganization, consolidation, or sale of all or substantially all of Customer's assets. Any attempt to assign this Agreement in contravention of this Section shall be void and of no force and effect.

9.   FORCE MAJEURE

     Neither party will be liable for delays or failures in performance resulting from acts beyond its reasonable control, including, but not limited to: embargoes, wars, the elements, labor disputes, acts of a governmental body, acts of God, fires, floods, provided, however, that performance of each party's obligations hereunder shall not be excused by reason of an act of a government authority in the exercise of its enforcement powers against a party for the alleged violation of any law, rule or regulation. Any event that prevents either party from performing its obligations hereunder and that is beyond its reasonable control, and without the fault or negligence of such party, shall constitute an excusable delay. The parties will use their best efforts to comply with the contract. Market Central will not be liable in the event one of the contingencies mentioned above occurs, however, occurrence of one of the above mentioned contingencies will also suspend Customer's payment obligations until the contingency is resolved. If, in spite of Market Central's best efforts, an event of Force Majeure continues for more than 24 hours, Customer has the right to immediately cancel this Agreement.



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

10.  APPLICABLE LAW

     The construction, interpretation and performance of this Agreement is a contract under the laws of the State of North Carolina, U.S.A., excluding its choice of law provisions, which shall be the exclusive place of jurisdiction and venue. Litigation concerning this Agreement may be commenced in the U.S. Federal Courts located in the State of North Carolina. In the event of litigation between the parties over this Agreement or any of its terms, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the non-prevailing party in addition to any and all other remedies to which it may be entitled.

11.  NOTICES

     Any notices or demands or other communications which under the terms of this Agreement or under any statute must or may be given or made by Customer or Market Central shall be in writing and to the respective parties as set forth herein. Notices to Market Central shall be to the attention of Legal Dept., General Counsel, Market Central, Inc., 1650A Gum Branch Road Jacksonville, North Carolina 28540. Notices to Customer shall be to the attention of Steven Nezer, EVP Operations, 10 Milk Street, 10th Floor, Boston, MA 02108 with a copy to the Legal Department at the same address. Either party may change the notice address or addressee by giving notice thereof to the other party. Notices may be given by first class U.S. mail (postage pre-paid, registered and with return receipt requested), nationally recognized express courier, confirmed facsimile, or personally. Notices shall be deemed to have been given on the date of delivery when delivered personally or by facsimile, on receipt if delivered by express courier or by hand, and three (3) days after delivery to the United States Postal Service if mailed.

12.  NON-WAIVER

     Neither party's failure at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or equity, or to exercise any option herein provided shall in no way be construed to be a waiver of such provisions, rights, remedies of options or in any way to affect the validity of this Agreement. The exercise by either party of any rights, remedies or options provided hereunder or at law or equity shall not preclude or prejudice the other from exercising thereafter of the same or any other rights, remedies or options.

13.  COMPLIANCE WITH LEGAL REQUIREMENTS

     Both parties shall comply with all applicable federal, state, and local laws and executive orders and regulations issued pursuant thereto. Both parties warrant and represent that they are empowered to enter into this Agreement and that the signatories hereto can bind the parties to this Agreement.

14.  CONSEQUENTIAL DAMAGES

     EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 4 OF THIS AGREEMENT AND THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN
     SECTION 6 OF THIS AGREEMENT, NEITHER PARTY SHALL BE ENTITLED TO INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, BASED ON ANY BREACH OR DEFAULT OF THIS

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     AGREEMENT BY THE OTHER PARTY, REGARDLESS OF THE FORESEEABILITY OF SUCH
     DAMAGES AND/OR THE KNOWLEDGE OF THE OTHER PARTY.

15.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts and all such counterparts shall be treated as the same binding Agreement. In any litigation between the parties, a photocopy of this Agreement shall be accepted into evidence.

16.  INDEPENDENT CONTRACTORS

     The relationship of the parties under this Agreement shall be, and shall at all times remain, one of independent contractors and not that of employer and employee, franchiser and franchisee or joint ventures. This Agreement does not establish or constitute the Customer as the Market Central's agent for any purposes whatsoever. Nothing contained in this Agreement shall be deemed to create or be construed as creating a joint venture or partnership between the parties. Each party is an independent contractor and may not create any obligation on the other party, express or implied.

17.  RELEASES VOID

     Neither party shall require releases or waivers of any personal rights from representatives of the other in connection with visits to its premises and both parties agree that no such releases or waivers shall be pleaded by them in any action or proceeding.

18.  HEADINGS

     All headings contained in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause.

19.  SEVERABILITY

     If any of the terms or conditions in this Agreement are properly found to be invalid or unenforceable by a government body, the remaining terms or conditions of this agreement shall not be affected by the finding and shall continue to apply.

20.  ENTIRE AGREEMENT

     This Agreement and the attached exhibits constitute the entire Agreement between Customer and Market Central on the subject matter, and it supersedes all prior oral or written representations, express or implied, understandings or agreements, without limitation, any marketing or promotional material that may be supplied by Market Central. In the event of a conflict between this Agreement and the Exhibits, this Agreement shall prevail. This Agreement may not be changed or waived except as permitted by this Agreement or by a written document that is signed by both parties.

21.  SURVIVAL

     The rights and obligations of this Agreement which by their nature are intended to survive expiration or termination shall so survive, including but not limited to: Sections 1F, 2B, 4E, 5, 6, 7, 10, 11 - 16 and 20.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above set forth, to be effective as of May 1, 2004.


SmartBargains.com, LP                        E-commerce Support Centers, Inc.
                                             d/b/a Market Central, Inc.


/s/ S.M. Joseph                              /s/ William Hadel
------------------------------------         -----------------------------------
Name Stephen M. Joseph                       William Hadel, Vice President
     Treasurer

            MARKET CENTRAL CONTACT CENTER SERVICES STATEMENT OF WORK

                                                                       EXHIBIT A

1.   GENERAL INFORMATION

          1.1. This attachment to Statement of Work ("SOW") is attached to and made a part of that certain Teleservices Agreement effective as of April 1, 2004 (the "Agreement") by and between Market Central ("MC") and SmartBargains.com, LP ("Customer" or "SmartBargains").

          1.2. This SOW relates only to the contact center functions to be performed by MC at its Jacksonville, NC facility (the "Facility") on behalf of Customer.

2.   SUPPORT OVERVIEW

          2.1. The following statements address the primary operating requirements that MC shall provide to the Customer:

          2.2. MC will provide dedicated and pooled customer service representatives to the Customer for the purpose of inbound/outbound telephone, e-mail and web chat customer support for the Customer's products and services offered through Customer's various marketing channels and affiliates (the "Services"). The Services performed hereunder are to support order placement and inquiry, shipment tracking, billing information and inquiry, product inquiry, upsell and cross sell of products and services, return inquiry, complaint resolution and contact center services, including, but not limited to, e-mail, inbound/outbound phone, fax, US Mail and other contact center services.

                    2.2.1. MC will assign account management personnel, which
                           will serve as Customer's main day-to-day contact, to coordinate overall program implementation, training and on-going operations.

3.   EQUIPMENT

     MC will provide all required general purpose equipment necessary to perform the Services, except that Customer shall provide and maintain, at Customer's sole expense, any special, customized or unique equipment or computer hardware needed to perform the Services.

4.   IT SYSTEMS OVERVIEW

     MC will provide a variety of systems for use by the service representatives in supporting inbound/outbound customer contacts including, but not limited to, [**]. The SmartBargains order management system ("OMS") and customer service support application ("CSR") will be provided and maintained by the Customer for order placement and order or billing inquiry.

5.   FACILITIES

     As of the Effective Date, MC will provide Customer the service representatives located at its facility at 1650A Gum Branch Road in Jacksonville, NC.

6.   STORAGE OF DATA

     All Customer related contact information and history will be kept and stored within the MC systems at the Facility unless otherwise agreed to by Customer. The information and history will be stored in a safe and secure manner with backup at regular intervals.

     Customer owns all its customer related contact information and history, both of which are also the Confidential Information of the Customer. MC will transfer to the Customer all stored information in a file format designated by SmartBargains on a monthly basis. There will be no charge for standard file and format information (they are going to send this over to us to approve). The initial transfer of all customer related contact information and history, compiled since April 2001, will be transferred in a single file within 30 days from the date of the Agreement.

7.   TRAINING REQUIREMENTS

     7.1. MC shall train its personnel to perform contact center services to support order placement and inquiry, shipment tracking, billing information and inquiry, product inquiry, upsell and cross sell of products and services, return inquiry, complaint resolution and contact center services including but not limited to e-mail, inbound phone, fax, US Mail and other contact center services as deemed necessary. Customer agrees to provide MC with training materials and applicable reference manuals relating to any specialized training for processes or systems to be provided to MC under this SOW, which are different from MC standard services.

     7.2. MC will designate certain MC personnel, which may include personnel that will have special responsibilities for Customer's accounts (each, an "Associate") to serve as trainers ("Trainers") who will receive such specialized training. After Customer has trained MC's Trainers, the Trainers will train the applicable Facility personnel as appropriate. Customer shall be responsible for all reasonable pre-approved training expenses, including materials and training time, associated with such specialized training. MC personnel will attend Customer specific training classes to keep them abreast of new requirements, promotions, changes in procedures and updates on current policies. Training charges are set forth in Exhibit A of this SOW. All training charges must be pre-approved by Customer. Customer will not be charged for training due to agent attrition.

     7.3. Market Central will provide a monthly summary report of agent/supervisor/manager turnover. MC and Customer recognize that high turn-over impacts quality, performance, and training expense. MC and Customer will define turn over calculation and meet monthly to review trends and actuals to work towards industry best practice levels.

8.   CONTACT CENTER PROCESSES

     8.1 ROUTING INBOUND CALLS

     MC will route Customer voice calls by DNIS (Dialed Number Identification Service) or toll free telephone number by agent skill to Multiple Prioritized Queues, or via ACD prompts, or IVR. MC will provide Greetings/Recordings as specified by the Customer for answer, queue, hold, emergencies, closed and holiday situations.

     8.2 RESOLVING PRE AND POST SALES INQUIRIES

     MC will provide service representatives to support handling Customer websites issues including, but not limited to, explaining product details and features, investigating additional features and details not provided on the websites, and resolving pre and post sales product inquiry by explaining product details and features and related matters.

     8.3 PLACING ORDERS

     MC will provide service representative to support handling Customer websites issues including, but not limited to, placing orders, canceling orders, requests to add to or delete items from orders, combining orders, returning items ordered, up sell and cross sell of Customer products and services, shipping and tracking orders, and claims and adjustments for lost orders and related matters.



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

     8.4 HANDLING COMPLAINTS

     MC will provide service representative to support handling Customer websites issues, including, but not limited to, requests for credit when price has been reduced, customer questions the quality of an item, items missing from an order, customer claims to have received damaged/defective items, customer claims that there are pieces missing from an item, customer claims that a promotional rate or discount for an item was not applied as promised, customer claims that the site details were unclear and the product is not as expected or represented, requests for password assistance, claims that the customer received the wrong item, wrong size or color, claims that the order was never received or that the order shipped late and related matters.

     8.5 HANDLING CUSTOMER ACCOUNT MAINTENANCE

     MC will provide service representative to support handling Customer websites issues, including, but not limited to, requests to change the account billing name and /or address, shipping name and /or address, change credit card information, change the account password, change the account e-mail address or screen name and related matters.

     8.6 HANDLING CONTACTS RELATED TO COLLECTIONS ACTIVITY

     MC will provide service representative to support handling Customer websites issues, including, but not limited to, requests for new credit card when one has been declined, request for new credit card expiration date, request to validate order information provided, requests to respond to credit card authorization failure activity, settlement failure activity and fraud investigation activity, release bank credit card authorizations, requests for returned item credit and related matters.

     8.7 HANDLING GENERAL INQUIRIES

     MC will provide service representative to support handling Customer websites issues including, but not limited to, customer suggestions, customer compliments, catalogue requests, questions about SmartBargains company and its affiliates, policies and procedures, requests to do business with SB or its affiliates, reporting site errors and troubles, documenting customer contacts and related matters.

     8.8 ESCALATION OF CONTACTS

     The MC service representative will identify when an issue needs to be escalated to a higher level of authority for further action in accordance with the procedures set out in the applicable Customer Service Manual. Escalations can be any contact type including, but not limited to, request to replace a product, request to cancel an order that has been sent to appropriate vendor for fulfillment, requests for credit on damaged / defective / wrong item (for Corrective Order Placement "COP" tracking), removal of bank authorizations from a credit card, removal from mailing lists, account debits, to expedite shipping.

     8.9 QUALITY MONITORING

          8.9.1 MC and the Customer will participate in quality monitoring sessions. Weekly MC/Customer standard setting monitoring sessions will be scheduled at varying times of the business day and will be used to establish quality standards for customer service interactions. In addition, the MC Quality Assurance (QA) program will use random sampling to gain an overall picture of productivity, professionalism and quality of agent contacts for agent coaching and development purposes.

          8.9.2 Agents will be monitored for telephone calls, e-mails, fax and on-line communications. Calls are observed live and/or recorded via Witness Systems. A monitoring form, provided by the Customer, will be used to evaluate each interaction observed. For online and e-mail communications, transcripts will be reviewed randomly and communications evaluated both during live interaction and upon termination of the session

          8.9.3 MC's QA department will monitor and evaluate three to five percent of the

          Customer's communications per week. However, the Customer may request alternate percentage goals. The evaluated communications monitor forms are to be logged and tracked for productivity and quality evaluation for the agent and are reviewed with the customer. Joint Customer/MC monitoring sessions will be logged and tracked to measure MC's service quality for KPI's.

     8.10 CLAIMS/TRACERS WITH CARRIERS ABOUT NON-RECEIPT OF PACKAGES

          8.10.1 MC Service representatives will assist SmartBargains customers with call, e-mail, fax, etc. inquiries about any order not received. When the MC Representative determines through package tracking that the order has been delivered or the package has arrived damaged in transit, a tracer or claim will be filed with the appropriate carrier including, but not limited to [**], etc.

          8.10.2 An MC representative will be designated as the single point of contact for shipping claims and tracers. He/she will issue claims, follow up on claims, contact the customer with claims dispositions and close claims according to procedures within the Customer Service Manual.

9.   FORECASTING AND SCHEDULING

     9.1 On every other Friday, the Customer will provide Market Central with a forecast for phone, e-mail and chat volumes. Each Bi-weekly Forecast shall cover the two-week period commencing on the third Monday following the date the forecast is provided and ending on then following second Sunday (the "Forecast Period"). Within a week following the delivery of the Bi-weekly Forecast, the parties will agree to a staffing plan for dedicated agents based on the projections for the Forecast Period. The staffing plan will specify the percentage of dedicated agents (a dedicated agent equals one Full-Time Equivalent or "FTE") to be assigned to Smart Bargains' account. Market Central will plan to direct the remaining portion of the expected volume to the pooled team. The staffing plan will also include the staffing hours and the number of agents to be staffed each day and each hour (30 minute increments). Customer will pay for the actual number of dedicated agents and pooled minutes agreed to by the parties at the rates set forth in Exhibit A attached to this SOW.

     9.2 A weekly forecast conference call will be conducted. The Customer will provide MC with any forecast updates or adjustments for the current forecast period and review the forecast and the staffing plan for the forecast period. Should staffing corrections or adjustments be required for the remainder of the current forecast period, the parties will agree to a revised staffing plan and any remedial actions required to maintain an optimum level of customer service for the period.

     9.3 Within one week after each week end, Market Central will supply forecast vs. actual results for calls, e-mails, chats, by hour for the just ended billing cycle. (These are also reported daily half hour by half hour.)



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

10.  METRICS

     The following Key Performance Indicators (KPI's) apply up to [**]% over the Forecast, except for 10.1.4 (Talk Times) and 10.1.6, which apply at all times regardless of the Forecast. Additional metrics will be added as agreed. The Metrics will be used to determine incentives or penalties as defined below. The cure periods set forth in the Agreement shall not apply to any breach of this Section 10, and the Customer will have the right to terminate the Agreement if MC fails to meet any of the metrics in this
     Section 10 for [**] (regardless if it is the same metric or different metrics for such [**] period). The parties will meet quarterly to review the prior period KPI trends and reach mutual agreement prior to changing the KPI requirements, incentives, and penalties. Any changes to the metrics in this Section 10 will be evidenced by a letter agreement signed by both parties.

     10.1 The "incentive" amount is based on approved dedicated agent regular hours and pooled minute charges [**] (collectively, the "[**]"). The incentive will be paid when MC achieves the Incentive Level noted for each Key Performance Indicators (KPI's) listed below. The amount to be paid will not exceed [**]% of total [**]. Upon payment of the incentive amount, MC will "payout" [**]% of the incentive directly to floor personnel and [**]% to Market Central.

     10.2 The "penalty" credit is also based on the [**]. A penalty credit will be issued to SB for each instance that MC fails to meet each of the Key Performance Incentives set forth in the Penalty Fees section for each of the following: 1) [**]; 2) [**]; and 3) [**]. The credit will be deducted [**] for each metric that MC fails to meet. In no event shall the penalty amount exceed more than [**]% [**].

     10.3 SB and MC will meet weekly to determine incentives or penalties, if any, based on exceeding the weekly forecast by [**]% for determining payout or credit amounts. SB will evaluate payment of incentives, if any, against KPI results based on MC's performance in leveraging resources and responsiveness in meeting KPI's when the forecast is exceeded by [**]%.

          10.1.1. [**] CALLS [**]

               >>   DEFINITION: [**] by MC [**].

               >>   REQUIREMENT: The Requirement is for MC to achieve [**].

               >> INCENTIVE LEVEL: This level is where MC [**]. Customer will [**].

               >> MEASUREMENT: The metric is calculated as follows: {[**] for the period}[**]. This metric will be calculated [**].

               >>   PENALTY FEES: If MC [**], MC will [**] the Penalty Fee [**].

          10.1.2 [**] E-MAILS (E-MAIL [**])

               >> DEFINITION: The [**] of e-mail [**] until an MC agent properly [**]. This time is based on [**].

               >> REQUIREMENT: The Requirement is for MC [**] [**] of the days in the week.

               >> INCENTIVE LEVEL: This level is where MC's [**] of the days in the week. Customer will [**].

               >> MEASUREMENT: This metric is calculated as follows: [**]. This metric will be calculated [**].

          10.1.3 [**] RATE ([**] RATE)

               >>   DEFINITION: The [**].

               >>   REQUIREMENT: The Requirement is for MC to achieve [**].

               >> MEASUREMENT: This metric is calculated as follows: [**]. This metric will be calculated [**].

               >> INCENTIVE LEVEL: This level is where MC's [**]. Customer will [**].

          10.1.4 [**] TIME

               >>   DEFINITION: The average [**].

               >>   REQUIREMENT: The Requirement is for MC to [**].

               >> MEASUREMENT: This metric is calculated as follows: [**]. This metric [**]. This metric will be calculated [**].

               >> INCENTIVE LEVEL: This level is where MC's [**]. Customer will [**].

               >>   PENALTY FEES: If MC [**], MC will [**].

          10.1.5 [**] TIME ([**])

               >>   DEFINITION: The average [**].

               >>   REQUIREMENT: The Requirement is for MC to [**].

               >> MEASUREMENT: This metric is calculated as follows: [**]. This metric will be calculated [**].

               >> INCENTIVE LEVEL: This level is where MC's [**], Customer will [**].

          10.1.6 [**]

               >> DEFINITION: The [**] provided by MC agents [**]. In addition, MC will [**] by the MC [**].

               >> REQUIREMENT: The Requirement is for MC to [**] [**] will be evaluated [**] will be evaluated [**].)

               >> MEASUREMENT: This metric is calculated as follows: [**]. This metric will be calculated [**].

               >> INCENTIVE LEVEL: This level is where MC's [**], Customer will [**].

               >>   PENALTY FEES: If MC [**].

11.  REPORTS

11.1.1 MC will provide standard reports and such other reports as mutually agreed upon. Any manipulation of the data by Customer, and subsequent reporting discrepancies caused thereby, are the responsibility of Customer. Reporting periods will be consistent with Customer's fiscal monthly accounting cycle.

11.1.2            Standard reports include, but are not limited to:

                  Call Profile Detail Report - daily

                  Application Management Summary Report - daily

                  [**] Calls Profile Detail - daily

                  Agent Performance Detail by Agent Group Number - daily

                  [**] Calls Profile Detail - daily

                  Performance (Detail) by Group Number - Outgoing - daily

                  Performance (Detail) by Group Number - Incoming - daily

                  [**] reports - Agent Summary, [**] Line, [**]
                  [**] Category, and

                  System Summary - daily



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

                  [**] Calls[**] vs. [**]
                  [**] - daily

                  [**] vs. [**] - daily

                  Contact Category Report - daily

                  Lost Returns Report - daily

                  [**] Report or other drop ship vendor RMA reports as required
                  - daily

                  [**] Tracers Report - weekly

                  Vendor Tracers Report - weekly

                  COP (Correction Order Placed) Tracking - daily

                  Mailing List Removals - daily

                  Individual Agent Scores for [**] - monthly

                  Month End KPI Summary Report (10.1.1-10.1.6)

         Should the support systems at MC change, equivalent or better reports will be provided from the new applications. All metrics should be reported in a summary view for Customer's use. Specific format will be established between the parties.



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

                    EXHIBIT A - SCHEDULE OF RATES AND CHARGES


Except as noted in B below, these prices remain in effect for the Initial Term of the Agreement.

     A.  CONTACT CENTER AND CUSTOMER SERVICE PROGRAM DEVELOPMENT

     B.  [**]DEDICATED CSRS, ESCALATION, AND RETURNS STAFF:

         COST PER HOUR (NORMAL) - $[**]/AGENT [**]

         COST PER HOUR (NORMAL) - $[**]/AGENT [**]

         COST PER HOUR (OVERTIME) - $[**]/AGENT

         All hourly pricing includes [**].

     C.  POOLED CSRS

                      ITEM                                              COST
                      ----                                              ----
         [**]                                             $[**]/MINUTE
         [**]                                             $[**]
         [**]                                             $[**]/MINUTE

          All per minute/occurrence pricing includes [**].

     D.  MISCELLANEOUS CHARGES

                      ITEM                                              COST
                      ----                                              ----
         [**]                                             $[**]/HOUR
         [**]                                             $[**]/HOUR
         [**]                                             $[**]/HOUR
         [**]                                             $[**]/HOUR*
         [**]                                             $[**]
         [**]                                             $[**]
         [**]                                             $[**]/HOUR
         [**]                                              [**]

         *Agent training applies when adding staff to the existing pooled and dedicated teams to accommodate an increase in expected volume. All training charges must be pre-approved by the Customer.



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

                           EXHIBIT B - TRANSITION PLAN

Termination:

     o Within [**] of termination notification by either party, a transition team will be designated by MC and SB to develop a detailed transition plan to include the following areas:

               o    Customer service data, history, and cut over schedule.

               o Customer data and history will be provided in standard electronic format without additional fees or payments.

               o Detailed contact staffing plan to insure service levels and transition staffing are maintained through transition.

               o Customer scripts, records, samples, voice messaging, and documentation

               o Transfer of Customer's toll free numbers, equipment, software, or secure access.

               o    Key management & staff retention plan.

               o Access to contact center by Customer vendors for purposes of cross training, transitioning processes, data, and telephone processes.

     o Transition services will be billed and due based on agreed to plan above and existing contract rates and payment schedule.



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
                                                          EXHIBIT B TO AGREEMENT

                    MARKET CENTRAL DISASTER RECOVERY PROCESS

In the event of pending site failure or catastrophic site failure, the Atlanta center will be notified to activate the business continuity service (bringing the cold site up and available for immediate use by MC agents)

MC will transport all available support representatives to Atlanta, GA to staff the Cold Site.

Client will be immediately contacted regarding the redirection of 800 service for its customers.

All computer-based services including telecommunications will be verified by MC staff.

WHAT IF...

LOSS OF A DEDICATED ACCESS TRUNK- MC currently has over 25 dedicated access trunks, 15% of these trunks are unutilized and can be quickly mobilized to replace dedicated trunks experiencing an out of service condition

LOSS OF CRITICAL LEC (LOCAL EXCHANGE CARRIER) EQUIPMENT -MC maintains on-site depot-style replacement parts for all mission critical equipment

LOSS OF POINT OF PRESENCE (LEC) -MC's local loop access is through an OC-12 ring terminated in geographically disparate Sprint facilities.

LOSS OF PBX/ ACD/ ARU/CTI SERVING THE CALL CENTER -MC maintains inherently redundant systems, but in the case of catastrophic systems failure, traffic can be handled through MC's secondary switching platform.

LOSS OF POWER TO CALL CENTER -MC maintains a 550Kw Caterpillar generator and on-site fuel supply to power a fully staffed center 24x7 for 72 hours. Additionally, MC has made provisions with the local municipality to provide a tanker truck capable of supplying fuel to last two weeks.

USE OF ALTERNATE FACILITIES OR CARRIERS -MC maintains several carriers for voice and data traffic, all of which are fully capable of individually supporting MC's communications requirements. MC frequently switches traffic between these vendors, without interruption to customers' services. In case of an outage, MC is capable of switching communication vendor traffic for voice in 2 hours, and for data that is not already included in MC's hot swappable infrastructure within 30 minutes.



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

DISASTER RECOVERY AND CONTINGENCY PLAN

Market Central, Inc. provides a two-pronged business continuity solution to best service its customers. MC employs fault tolerant solutions and cold-site backup facilities to mitigate risk for business critical MC center solutions.

                                 FAULT TOLERANCE

First tier business continuity involves the architecting of systems that are available the maximum amount of time. Toward this end the following call center systems are fully fault tolerant:

INFRASTRUCTURE:

The DATA NETWORK is inherently redundant via the Office wide fiber ring, ensuring uninterrupted connectivity for call center stations in the event of localized power outages or unforeseen equipment failures-

ALL CABLING IS CATEGORY V UTP. The best cable available for general voice/data wiring. The TELECOM OC-12 RING FROM SPRINT provides uninterrupted voice and data service to the MC premises in the event of catastrophic network failure on the part of the service provider (i.e., fiber cut, central office disaster)

MULTIPLE ON-SITE INTERNET PROVIDERS (Sprint, Qwest, and AT&T)

MC maintains a 550Kvw GENERATOR with a 3 second fail-over switch for full self - sufficiency during power loss situations.

DATABASE SERVERS:

ALL WORKGROUP DATABASE SERVERS ARE MULTIPROCESSOR AND HAVE MODULAR COMPONENTS for easy replacement in case of failure.

SERVERS ARE REDUNDANT FOR DATA STORAGE with internal or external RAID SYSTEMS. Cold spares are kept on site in case of massive system failure.

All MISSION CRITICAL DATA ARE BACKED UP DAILY as part of a monthly schedule.

All MISSION CRITICAL SYSTEMS ARE BACKED UP VIA UPS SYSTEMS FOR A MINIMUM OF 30 MINUTES.

                                  WORKSTATIONS

Spare, hot swappable workstations and telephone sets are stored at MC sites in case of single station failures. In case of failure, agents may be moved to operational hot seats while the failed system is repaired/replaced.



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

COLD-SITE BUSINESS RECOVERY

In addition to the deployment of high availability solutions, MC relies on its cold-site business recovery facility in Atlanta, GA. In partnership with Warranty Corporation of America (WaCA), a Market Central investment capital firm, MC is able to immediately deploy 50 inbound customer service seats utilizing existing infrastructure at WaCA 's headquarter campus in Atlanta. This cold site offers the following solutions:

                                  WORKSTATIONS

50 PENTIUM-CLASS WORKSTATIONS. Pre-loaded with campaign specific versions of Bridge, and NetAgent.

50 ACD SETS (5 supervisor positions)

                                   50 HEADSETS

                               APPLICATION SERVICE

Cold-backup NetAgent server and database server

Cold-backup Bridge server

Cold-backup mail server

INTERNET SERVICE

2x TI internet service from AT&T

DNS-provided fail-over to AT &T network for NetAgent servers

TELECOMMUNICATIONS SERVICE

Pre-defined cold circuit trunk groups available for 800 redirection

Existing call center ACD service with pre-built call control tables.



                                    Page 23